Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF NORTHWEST BIOTHERAPEUTICS, INC.

Under Section 242 of the Delaware General Corporation Law

Northwest Biotherapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.	The Seventh Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) is hereby amended by changing Article IV, Section 1(a) so that, as amended, said Article IV, Section 1(a) shall be and read as follows:

“The total number of shares of stock that the Corporation shall have the authority to issue is the aggregate of (i) 1,200,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share (the Preferred Stock”).”

2.	The foregoing amendment has been duly adopted in accordance with the Certificate of Incorporation and the provisions of Section 242 of the General Corporation law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

IN WITNESS WHEREOF, I have signed this Certificate this 2nd day of May, 2018.

Signature: /s/ Linda F. Powers

Name: Linda F. Powers

Title: Chief Executive Officer